Exhibit 23.7

August 17, 2007

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

Attention: Peter Lurie, General Counsel

Re:	Consent to be Named in Registration Statement

Ladies and Gentlemen:

Pursuant to Rule 438 of the Securities Act of 1933, as amended (the “Act”) to be named as a nominee for director of Virgin Mobile USA, Inc. in the Registration Statement on Form S-1 under the Act filed by Virgin Mobile USA, Inc. (the “Company”) in accordance with the Company’s charter and bylaws and accepts such nomination. The undersigned also hereby confirms the undersigned’s intent to serve as director of the Company.

Sincerely yours,

/s/ Kenneth T. Stevens
Kenneth T. Stevens